Schedule 14A Information

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Good Times Restaurants Inc.

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To Our Shareholders:

Our financial results for fiscal 2003 were disappointing, driven by the variability in our same store sales and margin pressures resulting from the dramatic rise in beef costs, an increase in utilities and insurance costs and the de-leveraging effect of decreased sales on fixed costs. We were not able to sustain the sales gains we experienced in fiscal 2002 after the highly successful introduction of frozen custard and we are implementing solutions for this year to drive near term sales while we continue to put in place the elements to support our longer term strategic direction.

Frozen custard continues to grow as a percentage of sales with extremely high satisfaction levels from our customers. Late in fiscal 2003, we successfully introduced major improvements to our core products by upgrading the quality of our produce, reengineering our bun and recipes, switching to Coleman 100% natural beef in all of our hamburgers, and redesigning our packaging. Unfortunately, while the customer continues to give us very high marks on our product and service and we have a very loyal base of customers, our overall awareness in the market remains quite low. Our decline in sales this year is attributable to very difficult comparisons to the prior year increases, aggressive discounting by the competitors, decreased frequency amongst the heaviest fast food consumers who are strongly influenced by discounts and new products and a challenging economy in Colorado. As I mentioned last year, until we can more effectively influence consumer perceptions of our strong conceptual and product direction through higher levels of media advertising, we are caught in the crossfire of the competitors' pricing tactics and larger media expenditures. Our primary objective in fiscal 2004 is to begin to establish consistent growth in same store sales through more aggressive value building communications on-site, supported by higher levels of brand building and signature product focused media advertising beginning in the second and third fiscal quarters. This will be complemented by periodic new product introductions that are tightly focused around our long term brand positioning. While we continue to invest in product and brand development, existing store facilities, merchandising and advertising this year, we are shifting most of our current new store growth to franchise development.

We are continuing to move forward with the deeper repositioning of our brand and concept and recently hired the Sterling-Rice Group, a nationally recognized brand development firm, to assist us in refining and consumer validating the most compelling, long term brand communications opportunity with which to leverage Good Times' individual product differences and historical brand equities. This year, we will be developing and communicating a refined brand "umbrella" that goes beyond individual product advertising and promotion, under which our products, service, design, merchandising, advertising and all points of customer contact will be aligned. We anticipate that over time and with a move to television support this year, we can create positive sales momentum around this new communications platform.

We opened two new stores during the year, one as a drive through only format and one with a 60 seat dining room. Based on the sales results, customer feedback and our longer term concept direction, we plan on developing the dining room format for future stores. Three stores under development were delayed by various planning and zoning issues as well as the redesign necessary to accommodate the dining room format and are expected to open in the spring of 2004. We are negotiating additional sites for development in fiscal 2004 and 2005. With the tightening of the credit markets, financing for the acceleration of company owned or franchised new store growth is dramatically effected by the variability in our top line sales, even more so than by the current margin pressure. So again, our primary goal for this year is to stabilize our same store sales growth. Our balance sheet remains relatively conservatively leveraged and we have the capacity for additional debt financing once we gain positive momentum in our sales trends.

Late in fiscal 2003, we signed a co-brand development agreement with a large, regional Mexican fast food restaurant chain for the development of up to five co-branded restaurants out of our core Colorado market. We expect the first store to be open by mid-spring of 2004 and we will be refining operating systems and evaluating the sales and profitability of the co-brand format for additional development. We believe the two brands have consistent consumer appeal in our respective segments of quick service restaurants, with both focused on high quality ingredients and unique taste profiles not available anywhere else. If successful, the co-brand format would provide an opportunity for higher unit level sales and a superior return on investment on today's higher real estate and development costs. Strategically, co-branding with the right concept may provide a vehicle for more aggressive franchise expansion outside of the Colorado market. We will evaluate its potential during fiscal 2004.

Our strategic objectives remain the same: to build out the Colorado market with additional franchised and company-owned stores; to increase our average unit sales through higher levels of trial and awareness from an increased media presence; to continue to seed and develop a unique, adult niche in the quick service restaurant segment supported by relevant, compelling products; and to continue to improve upon our competitive advantages of unique, high quality products and fast, friendly, attentive service.

We have definitive initiatives in place for fiscal 2004 to move forward on all of these objectives. I anticipate that the competitive environment will remain challenging and beef costs will pressure our margins, particularly in our first and second quarters, but am confident that we can begin to gain positive sales momentum as we implement each of these initiatives supported by accelerated product development and a new marketing plan. We are continuing to explore additional strategic alternatives to maximize shareholder value and liquidity, particularly in light of the new regulations and the attendant costs for public companies promulgated by the Sarbannes-Oxley Act. I encourage you to read the accompanying Form 10-KSB for further information to consider in connection with any of the forward-looking statements above and for a more detailed review of fiscal 2003 financial results. I look forward to reporting on our progress this year. Thank you for your interest and participation in Good Times.

/s/ Boyd E. Hoback

Boyd E. Hoback

President and Chief Executive Officer

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders

Proxy Statement	5 - 16

Audit Committee Charter	A-1 - A-4

Proxy Card	17

Good Times Restaurants Inc.

601 Corporate Circle

Golden, Colorado 80401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held January 22, 2004

To the shareholders of Good Times Restaurants Inc.:

An annual meeting of the shareholders of Good Times Restaurants Inc. will be held at the Good Times corporate offices located at 601 Corporate Circle, Golden, Colorado 80401 on January 22, 2004 at 2:00 p.m. local time. The purposes of the meeting are to:

1. elect seven directors to serve during the next year, and

2. transact any other business, which may properly come before the meeting.

The enclosed proxy statement contains additional information about the annual meeting. All shareholders of record at the close of business on December 16, 2003 may vote at the meeting.

All shareholders are cordially invited to attend the meeting. If you do not plan to attend the meeting, please sign, date and promptly return the enclosed proxy card. A business reply envelope is enclosed for your convenience. The delivery of a proxy will not affect your right to vote in person if you attend the meeting.

Sincerely,

/s/ Susan M. Knutson

Susan M. Knutson

Secretary and Controller

December 16, 2003

PROXY STATEMENT

This proxy statement contains information about the annual meeting of shareholders of Good Times Restaurants Inc. to be held at the Good Times corporate offices located at 601 Corporate Circle, Golden, Colorado on Thursday, January 22, 2004 at 2:00 p.m. local time. The Good Times Restaurants board of directors is using this proxy statement to solicit proxies for use at the meeting. This proxy statement and the enclosed proxy card and Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003 are being mailed to you on or about December 22, 2003.

Who Can Vote: Only shareholders of record at the close of business on the record date of December 16, 2003 are entitled to receive notice of the annual meeting and to vote the shares of Good Times Restaurants common stock they held on that date. As of December 16, 2003, there were 2,305,171 shares of Good Times Restaurants common stock outstanding. Holders of Good Times Restaurants common stock are entitled to one vote per share and are not allowed to accumulate votes in the election of directors.

The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast "For" the nominees for election as directors.

Revoking a Proxy: You may revoke a proxy before the vote is taken at the meeting by:

  Submitting a new proxy with a later date,
  By voting at the meeting, or
  By filing a written revocation with Good Times Restaurants' corporate secretary.

Your attendance at the meeting will not automatically revoke your proxy.

Quorum and Voting Requirements: A majority of the outstanding shares entitled to vote, represented in person or by proxy, is necessary to constitute a quorum at the annual meeting. If a quorum is present, the election of directors will be determined by a majority of votes cast by the shareholders entitled to vote. If a quorum is not present the meeting may be adjourned until a quorum is obtained. The proxies may be voted at any reconvened meeting after any adjournment or postponement of the annual meeting.

Abstentions and broker "non-votes" will be treated as shares that are present for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker is not permitted to vote on a matter without instruction from the beneficial owner of the shares and no instruction is given. Abstentions and broker non-votes will result in the director nominees receiving fewer votes.

Payment of Proxy Solicitation Costs: All of the expenses involved in preparing and mailing this proxy statement and the enclosed materials and all costs of soliciting proxies will be paid by Good Times Restaurants. In addition to solicitation by mail, proxies may be solicited by Good Times Restaurants officers and regular employees by telephone or personal interview. These individuals will not receive any compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians and fiduciaries to forward solicitation materials to the beneficial owners of the shares held on the record date, and Good Times Restaurants may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing.

ITEM 1 FOR VOTING - ELECTION OF DIRECTORS

All directors of Good Times Restaurants are elected annually. At this meeting seven directors are to be elected to serve for the next year or until their successors are elected and qualified. The nominees for directors are identified below, all of whom are currently serving as a director of Good Times Restaurants. Each nominee has consented to serve as a director if elected. However, if any nominee is unable to serve or for good cause will not serve as a director, the person named in the proxy intends to vote in his discretion for a substitute who will be designated by the board of directors.

The Good Times Restaurants board of directors as a whole acts as the nominating committee for the selection of nominees for election as directors. The board will consider suggestions by shareholders for possible future nominees for election as directors at the next annual meeting when the suggestion is delivered in writing to the corporate secretary of Good Times Restaurants by August 15 in any year.

The board of directors recommends voting "For" electing the nominees.

The director nominees of Good Times Restaurants are as follows:

Geoffrey R. Bailey, age 52, has served as Chairman of Good Times Restaurants since October 1996. He is also a director of The Erie County Investment Co., which owns 99% of The Bailey Company, a large franchise owner of Arby's restaurants and a franchisee and joint venture partner of Good Times Restaurants. He joined The Erie County Investment Co. in 1979. Mr. Bailey is a graduate of the University of Denver with a Bachelor's Degree in Business Administration.

Dan W. James, II, age 56, has served as a Good Times director since December 1990. He is one of the co-founders of Round the Corner Restaurants, which initially developed the Good Times Drive Thru concept. Mr. James devotes the majority of his business time to the management of private investments.

Boyd E. Hoback, age 48, is President and Chief Executive Officer of Good Times Restaurants, a position which he has held since December 1990. He has served as a Good Times director since December 1992.

Richard J. Stark, age 63, has served as a Good Times director since July 1990. He is Chairman of the Audit Committee, and a member of the Compensation Committee. Mr. Stark has spent over 36 years in the investment industry. He is currently President of Boulder Asset Management, a firm that he founded in 1984. Previously Mr. Stark was the Chief Investment Officer of Interfirst Investment in Dallas, Texas and was responsible for all individual asset management at S&P/Intercapital in New York. Mr. Stark is a graduate of Marquette University with a BS in business administration (finance) and has an MBA from the University of Illinois with a major in finance. Mr. Stark received his chartered financial analyst designation in 1974.

Thomas P. McCarty, age 50, has served as a Good Times director since April 1994. He is a member of the Audit and Compensation Committees. Mr. McCarty has spent the last 27 years in the food service industry, including 12 years owning and operating his own group of restaurants, working for a major food service distributor, and working for and eventually owning a real estate brokerage company which specialized in restaurant real estate and consulting. He was recently the vice president for development of Rock Bottom Restaurants, Inc. Mr. McCarty has a B.S. in Accounting and a B.S. in Journalism from the University of Colorado.

Alan A. Teran, age 58, has served as a Good Times director since April 1994. He is a member of the Audit and Compensation Committees. Mr. Teran has spent the past 27 years working in the restaurant industry, including serving as president of Cork & Cleaver. He was one of the first franchisees of Le Peep Restaurants. Mr. Teran is also a director of Charlie Brown's Steakhouses on the East Coast, and Morton's Restaurant Group, which is the operator of Morton's Steak Houses and Bertolini's. Mr. Teran graduated from the University of Akron in 1968 with a degree in business.

David E. Bailey, age 48, has served as a Good Times director since October 1996. He is a director and executive officer of The Erie County Investment Co., which owns 99% of The Bailey Company, a large franchise owner of Arby's restaurants and a franchisee and joint venture partner of Good Times Restaurants. He joined The Erie County Investment Co. in 1980. Mr. Bailey manages the day-to-day operations of The Erie County Investment Co. and its subsidiaries. He received his Bachelor of Finance Degree from the University of Colorado and his Masters Degree in Business Administration in Construction Management and Real Estate from the University of Denver in 1993.

There are no family relationships among the directors except for Geoffrey R. Bailey and David E. Bailey, who are brothers and principals of The Bailey Company. Geoffrey R. Bailey is a director and David E. Bailey is a director and executive officer of The Erie County Investment Co., which owns 99% of The Bailey Company. There are no arrangements or understandings between any director and any other person under which that director was elected except for Geoffrey R. Bailey and David E. Bailey, who were elected to the board of directors under the Series A Convertible Preferred Stock Purchase and Sale Agreement entered into with Good Times Restaurants in May 1996 (see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - The Bailey Company").

BOARD COMMITTEES

Audit Committee

The Audit Committee currently consists of Messrs. Stark, McCarty and Teran, all of whom are independent directors under the applicable Nasdaq Stock Market listing standards. The Board has determined that Richard Stark is an audit committee financial expert, as that term is defined by the Securities and Exchange Commission ("SEC") rules. The function of this Committee relates to oversight of the auditors, the auditing, accounting and financial reporting processes and the review of the Company's financial reports and information. In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company's quarterly results and the results of their audit and reviewing the Company's internal accounting controls. The Audit Committee operates pursuant to a written Charter adopted by the Board of Directors and attached to this Proxy Statement as Appendix A. The Audit Committee held two meetings during fiscal 2003.

Compensation Committee

The standing Compensation Committee was formed in fiscal 2001 and currently consists of Messrs. Stark, McCarty and Teran. The function of this Committee is to consider and determine all matters relating to the compensation of the President and CEO and other executive officers, including matters relating to the employment agreements. The Compensation Committee held one meeting during fiscal 2003.

DIRECTORS' MEETINGS AND ATTENDANCE

There were four meetings of the board of directors held during the last full fiscal year. No member of the board of directors attended fewer than 75% of the board meetings and applicable committee meetings.

DIRECTORS' COMPENSATION

Each non-employee director receives $500 for each board of directors meeting attended. Members of the compensation and audit committees generally each receive $100 per meeting attended. However, where both compensation and audit committee meetings are held at the same gathering only $100 is paid to directors attending both committee meetings. Additionally, for the fiscal year ended September 30, 2003, each director received a non-statutory stock option to acquire 2,000 shares of common stock at an exercise price of $2.70.

Audit Committee Report

Good Times Restaurants management is responsible for the internal controls and financial reporting process for Good Times Restaurants. The independent accountants for Good Times Restaurants are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The audit committee's responsibility is to monitor and oversee these processes.

In this context, the audit committee met with management and the independent accountants to review and discuss the Good Times Restaurants financial statements for the fiscal year ended September 30, 2003. Management represented to the audit committee that the financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the financial statements with management and the independent accountants.

The audit committee has discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee discussed with the independent accountants that firm's independence.

Based on the audit committee's review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Good Times Restaurants Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS

Richard J. Stark Thomas P. McCarty Alan A. Teran

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows the beneficial ownership of shares of Good Times Restaurants common stock as of December 16, 2003 by each person known by Good Times Restaurants to be the beneficial owner of five percent or more of the shares of Good Times Restaurants common stock, each director and the executive officer named in the Summary Compensation Table, and all directors and executive officers as a group. The address for the Principal Shareholders and the Directors and Officers is 601 Corporate Circle, Golden, CO 80401.

Holder	Number of shares beneficially owned	Percent of class**
Principal shareholders
The Bailey Company, LLLP	821,512 (1)	35.64%

The Erie County Investment Co.	863,292(1)	37.45%

Paul T. Bailey	954,292(2)	41.40%

Directors and Officers
David E. Bailey, Director	30,500 (3)	1.32%

Geoffrey R. Bailey	56,850 (3)	2.45%

Boyd E. Hoback	140,799 (4)	5.69%

Dan W. James, II, Director	59,801 (3), (5)	2.58%

Thomas P. McCarty, Director	17,500 (6)	*

Richard J. Stark, Director	25,100 (7)	1.08%

Alan A. Teran, Director	29,400 (7)	1.27%

All directors and executive officers as a group (10 persons including those named above)	543,140 (8)	19.63%

* Less than one percent.

** Under SEC rules, beneficial ownership includes shares over which the individual or entity has voting or investment power and any shares which the individual or entity has the right to acquire within sixty days.

  The Bailey Company is 99% owned by The Erie County Investment Co., which should be deemed the beneficial owner of Good Times Restaurants common stock held by The Bailey Company. The Erie County Investment Company also owns 41,780 shares of Good Times Restaurants common stock in its own name. Geoffrey R. Bailey and David E. Bailey are directors and executive officers of The Erie County Investment Company. Geoffrey R. Bailey and David E. Bailey disclaim beneficial ownership of the shares of Good Times Restaurants common stock held by The Bailey Company and The Erie County Investment Company. See footnote (2) below.

  Includes 821, 512 shares beneficially owned by The Bailey Company and 41, 780 shares held of record by The Erie County Investment Company. Paul T. Bailey is the father of Geoffrey R. Bailey and David E. Bailey.

  Includes 14,000 shares underlying presently exercisable stock options.

  Includes 127,906 shares underlying presently exercisable stock options.

  Includes an aggregate of 1,214 shares held in trust for the benefit of Mr. James.

  Includes 15,000 shares underlying presently exercisable stock options.

  Does not include shares held beneficially by The Bailey Company and The Erie County Investment Company. If those shares were included, the number of shares beneficially held by all directors and executive officers as a group would be 1,406,432.

EXECUTIVE OFFICERS

The executive officers of Good Times Restaurants are as follows:

Name Age Positions Date Began With Company
Boyd E. Hoback	48	President & CEO	September 1987
Susan M. Knutson	45	Controller	September 1987
Scott G. LeFever	44	Vice President of Operations	September 1987
Robert D. Turrill	54	Vice President of Marketing	October 1990

Boyd E. Hoback. See the description of Mr. Hoback's business experience under "Item 1 For Voting - Election of Directors."

Susan M. Knutson has been Controller since 1993 with direct responsibility for overseeing the accounting department, maintaining cash controls, producing budgets, financials, 10-QSBs and 10-KSBs and preparing all information for the annual audit.

Scott G. LeFever has been Vice President of Operations since August 1995, and has been involved in all phases of operations with direct responsibility for restaurant service performance, personnel and cost controls.

Robert D. Turrill has been Vice President of Marketing since October 1994 with direct responsibility for menu development, purchasing, research and multi-media advertising for the Company.

Executive officers serve at the discretion of the board of directors. There are no family relationships among the executive officers.

CODE OF ETHICS

Good Times Restaurants has adopted a Code of Business Conduct which applies to all directors, officers, employees and franchisees of Good Times Restaurants. The Code of Business Conduct has been filed with the SEC as an exhibit to the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003.

EXECUTIVE COMPENSATION

The following table shows the compensation paid by Good Times Restaurants to its chief executive officer for the last three fiscal years. No other executive officer of Good Times Restaurants received an annual salary and bonus for the last fiscal year in excess of $100,000.

Summary Compensation Table

Annual Compensation Long-Term Compensation

Name and principal position	Fiscal year	Salary	Bonus (1)	Other annual compensation (2)	Shares Underlying Options	Other ($)
Boyd E. Hoback,	2003	$127,500	0	$15,000	3,750 (3)	$1,376 (4)
President & CEO	2002	$125,000	$6,250	$10,000	63,049 (5)	746 (6)
	2001	$120,000	0	$10,000	2,500 (7)	1,305 (6)

  The board of directors has approved a bonus plan for Mr. Hoback that is contingent upon certain performance criteria. The plan provides for a bonus of up to 30% of salary for Mr. Hoback.

  Consists of an officer expense allowance.
  Consists of incentive stock options to purchase 3,750 shares of common stock.
  Consists of cash issued to match employee contribution in the 401(k) plan.
  Consists of incentive stock options to purchase 50,000 shares of common stock and non-statutory stock options to purchase 13,049 shares of common stock.
  Consists of shares of common stock issued to match employee contribution under the 401(k) plan, which shares were valued at the market price of the common stock on the date of issuance.
  Consists of incentive stock options to purchase 2,500 shares of common stock.

The following table shows the stock option grants to the chief executive officer during the fiscal year ended September 30, 2003.

Option Grants in Last Fiscal Year (Individual Grants)
Name	Number of shares underlying options granted (#)	Percent of total options granted to employees in fiscal year	Exercise price ($/Share)	Expiration date
Boyd E. Hoback	3,750	13%	$2.70	10/01/2012

The chief executive officer exercised 11,049 non-statutory stock options during the last fiscal year. The following table shows information about the options exercised and the fiscal year end values of unexercised options:

Aggregate Option Exercises Last Fiscal Year and FY-End Option Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of unexercised options at FY-end (#) exercisable/ unexercisable	Value of unexercised in the money options at FY-end ($) exercisable/ unexercisable (1)
Boyd E. Hoback	11,049	$14,545	109,088/58,193	$98,681/$94,203

  Based on the closing bid price for Good Times Restaurants common stock as reported on the Nasdaq SmallCap Market System at September 30, 2003 of $3.60 per share.

Employment Agreement

Mr. Hoback entered into an employment agreement with Good Times Restaurants in October 2001 that provides for his employment as president and chief executive officer for two years from the date of the agreement at a minimum salary of $125,000 per year, terminable by Good Times Restaurants only for cause. The agreement provides for payment of one year's salary and benefits in the event that change of ownership control of the Company results in a termination of his employment or termination other than for cause. This Agreement automatically renews annually unless specifically not renewed by the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bailey Company and The Erie County Investment Co.

Good Times Restaurants issued 426,667 shares of common stock to The Bailey Company in August 1998 as a result of The Bailey Company's conversion of Good Times Restaurants preferred stock purchased in May 1996 under a Series A Convertible Preferred Stock Purchase agreement. Those shares of common stock are subject to registration rights. As long as The Bailey Company holds two-thirds of the shares of common stock the board of directors may not authorize the issuance of shares of preferred stock without the concurrence of The Bailey Company and The Bailey Company has the right to the representation of two directors on the board of directors, one of which has the right to serve as chairman of the board. Geoffrey R. Bailey and David E. Bailey are the current directors representing The Bailey Company on the board of directors, with Geoffrey R. Bailey serving as chairman of the board. Geoffrey R. Bailey is a director and David E. Bailey is a director and executive officer of The Erie County Investment Co., which owns 99% of The Bailey Company. The Bailey Company and The Erie County Investment Co. are principal shareholders of Good Times Restaurants. Geoffrey R. Bailey and David E. Bailey are brothers and their father, Paul T. Bailey, is the principal owner of The Erie County Investment Co.

Good Times Restaurants obtained two lines of credit from a financial institution during the fiscal year ended September 30, 2000. As of September 30, 2003, the outstanding balance on these lines of credit was $446,000. The Bailey Company and The Erie County Investment Co. have also guaranteed a portion of this obligation. During the fiscal year ended September 30, 2003, Good Times Restaurants did not pay any guarantee fees under this arrangement.

Good Times Restaurants' corporate headquarters are located in a building which is owned by The Bailey Company and in which The Bailey Company also has its corporate headquarters. Good Times Restaurants currently leases its executive office space of approximately 3,350 square feet from The Bailey Company for approximately $45,000 per year. The lease will expire April 22, 2005.

The Bailey Company is also the owner of two franchised Good Times Drive Thru restaurants which are located in Thornton and Loveland, Colorado.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, directors, executive officers and persons who own more than ten percent of Good Times Restaurants common stock must disclose their initial beneficial ownership of the common stock and any changes in that ownership in reports which must be filed with the SEC and Good Times Restaurants. The SEC has designated specific deadlines for these reports and Good Times Restaurants must identify in this proxy statement those persons who did not file these reports when due.

Based solely on a review of the reports filed with Good Times Restaurants and written representations received from reporting persons Good Times Restaurants believes that during the fiscal year ended September 30, 2003 all Section 16(a) filing requirements for its officers, directors, and more than ten percent shareholders were complied with on a timely basis.

INDEPENDENT PUBLIC ACCOUNTANTS

The board of directors has appointed HEIN + ASSOCIATES LLP as Good Times Restaurants' independent auditors for the fiscal year ended September 30, 2003, and to perform other accounting services. Representatives of HEIN + ASSOCIATES LLP are expected to be present at the annual meeting of shareholders, and will have the opportunity to make a statement if they so desire and to respond to appropriate shareholder questions.

Audit Fees

The aggregate fees billed for professional services rendered by HEIN+ ASSOCIATES LLP for its audit of the Company's annual financial statements for the fiscal year ended September 30, 2003, and its reviews of the financial statements included in the Company's Forms 10-QSBs for fiscal year 2003 were $51,000 compared to $42,000 in fees for the fiscal year ended 2002.

Tax Fees

The aggregate fees billed to Good Times Restaurants for all other services rendered by HEIN + ASSOCIATES LLP for the fiscal years ended 2002 and 2003 were $5,000. These fees related to preparation and review of the Company's tax returns.

Audit Committee Policy on Pre-Approval Policies of Auditor Services

Under the provisions of the Audit Committee Charter, all audit services and all permitted non-audit services (unless subject to a de minimis exception allowed by law) provided by our independent auditors, as well as fees and other compensation to be paid to them, must be approved in advance by our Audit Committee. All audit and tax services provided by HEIN + ASSOCIATES LLP during the fiscal year ended September 30, 2003, and the related fees as discussed above, were approved in advance in accordance with SEC rules and the provisions of the Audit Committee Charter. There were no other services or products provided by HEIN + ASSOCIATES LLP to us or related fees during the fiscal year ended September 30, 2003 except as discussed above.

Auditor Independence

The audit committee of the board of directors has considered the effect that the provision of the services described above under the caption "All Other Fees" may have on the independence of HEIN + ASSOCIATES LLP. The audit committee has determined that provision of those services is compatible with maintaining the independence of HEIN + ASSOCIATES LLP as the Company's principal accountants.

FUTURE SHAREHOLDER PROPOSALS

Any Good Times Restaurants shareholder proposal for the annual meeting of shareholders in 2005 must be received by Good Times Restaurants by August 15, 2004 for the proposal to be included in the Good Times Restaurants proxy statement and form of proxy for that meeting. If notice of a proposal for which a shareholder will conduct his or her own proxy solicitation is not received by Good Times Restaurants by November 12, 2004, the person named in proxies solicited by the Good Times Restaurants board of directors may use his discretionary authority when the matter is raised at the meeting, without including any discussion of the matter in the proxy statement.

OTHER MATTERS

The board of directors does not know of any other matters to be brought before the annual meeting. If any other matter not mentioned in this proxy statement is properly brought before the annual meeting, the person named in the enclosed proxy intends to vote such proxy in accordance with his best judgment on that matter.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Boyd E. Hoback

Boyd E. Hoback

President and Chief Executive Officer

December 16, 2003

Appendix A

Audit Committee Charter

Good Times Restaurants Inc.

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Good Times Restaurants Inc. (the "Company") will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

The Committee will be comprised of three or more directors as determined by the Board. Each of the members of the Committee shall at the time of their appointment meet the independence and financial literacy and experience requirements of The Nasdaq Stock Market, Inc. ("Nasdaq"), Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission (the "SEC"). Accordingly, all of the members will be directors who are not officers or employees of the Company or any of its subsidiaries and are free from relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member. No former officer or employee of the Company or any of its subsidiaries may serve on the Committee unless, in the opinion of the Board, the former officer or employee will exercise independent judgment and will significantly assist the Committee to function, and such person otherwise meets the independence requirements and other rules of Nasdaq and the SEC. However, a majority of the Committee will be directors who were not formerly officers or employees of the Company or any of its subsidiaries. The members of the Committee will be elected annually at the meeting of the Board held at the end of each fiscal year, and will be listed in the proxy statement for the annual meeting of shareholders. One of the members of the Committee will be elected Committee Chair by the Board. At least one member of the Committee shall meet the financial sophistication requirements of Nasdaq, and at least one member of the Committee shall possess the attributes of an "audit committee financial expert," as defined by the rules and regulations of the SEC.

RESPONSIBILITY AND PURPOSE

The Committee is appointed by the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the accounting and financial reporting processes of the Company; (ii) financial information to be provided to shareholders and the SEC; (iii) the system of internal controls that management is responsible for establishing; and (iv) the audit process and the qualifications, independence and performance of the Company's independent accountants. In addition, the Committee provides an avenue for communication between the independent accountants, management and the Board. The Committee should have a clear understanding with the independent accountants that the independent accountants must maintain an open and transparent relationship with the Committee. The Committee will make regular reports to the Board concerning its activities.

The Committee, in its capacity as a committee of the Board, shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent accountants engaged by the Company (including resolution of any disagreements between management and the independent accountant regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and such independent accountants shall report directly to the Committee. The independent accountants shall be accountable to the Committee and the Board, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent accountants (subject, if applicable, to shareholder ratification).

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants.

AUTHORITY

The Committee shall have the authority to investigate any matter or activity involving financial accounting or financial reporting, as well as the internal controls of the Company, and shall have direct access to the independent accountants as well as to any person in the Company (and all employees will be directed to cooperate with respect thereto as requested by members of the Committee). The Committee shall have the authority to approve the retention, at the Company's expense, of independent legal counsel, accounting and other advisers and experts it deems necessary to advise and assist the Committee in the performance of its responsibilities. The Company shall provide appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for the payment of (i) compensation to any accountants engaged by the Company for the purpose of preparing or issuing any audit report or performing other audit, review or attest services for the Company; (ii) compensation to any counsel or advisers retained by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

MEETINGS

The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer and independent accountants at least once each year and at other times when considered appropriate.

ATTENDANCE

Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants be present at Committee meetings.

SPECIFIC DUTIES

In carrying out its oversight responsibilities, the Committee will:

  Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable Nasdaq, SEC and other legal requirements for audit committees.
  Review with the Company's management and independent accountants the Company's accounting, financial reporting, disclosure and other internal controls.
  Review with the Company's management and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.
  Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.
  Inquire as to the independence of the independent accountants and obtain from the independent accountants at least annually a formal written statement delineating all relationships between the independent accountants and the Company and the letter confirming that in the independent accountants' judgment they are independent of the Company, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee shall be responsible for actively engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and for taking, or recommending that the Board take, appropriate action to oversee the independence of the independent accountants.
  Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for the review of interim quarterly financial statements, and that such notification as required under standards for communication with audit committees is to be made prior to the related press release or, if not practicable, prior to filing the related Quarterly Report on Form 10-QSB.
  At the completion of the annual audit, review with management and the independent accountants the following:
    The annual financial statements and related footnotes and financial information to be included in the Company's Annual Report on Form 10-KSB for filing with the SEC.
    Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their applications.
    Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management that, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's Annual Report on Form 10-KSB.
  After preparation by management and review by the independent accountants, approve the audit committee report required under SEC rules to be included in the Company's annual proxy statement. This charter is to be published as an appendix to the proxy statement every three years.
  Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.
  Meet with management and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as "material" or "serious." Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.
  Approve the fees and any other significant compensation to be paid to the independent accountants. The Committee shall approve in advance any non-audit services to be performed by the accountants, which non-audit services shall be permissible under law and not impair the independence of the accountants. Such pre-approval requirement shall be waived only if the non-audit services meet a de minimis exception allowed by law.
  Review with management and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees.
  Establish procedures for (i) the receipt, retention and treatment of any complaints received from any person regarding accounting, internal accounting controls or auditing matters of the Company; and (ii) the confidential, anonymous submission by employees of the Company of any concerns regarding any questionable accounting or auditing matters.
  Review and approve all related party transactions of the Company.
  As the Committee may deem appropriate, obtain, weigh and consider expert advice as to audit committee related rules of the Nasdaq, SEC, and other accounting, legal and regulatory provisions.

PROXY

Good Times Restaurants Inc.

601 Corporate Circle

Golden, Colorado 80401

This proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders on January 22, 2004.

The undersigned hereby appoints Boyd E. Hoback, with power of substitution, as proxy for the undersigned to vote all shares of Good Times Restaurants common stock which the undersigned is entitled to vote at the annual meeting of shareholders to be held on January 22, 2004, and at any reconvened meeting after any adjournment thereof, as directed below and at his discretion on any other matters that may properly be presented at the meeting.

1. Election of Directors: The Good Times Restaurants board of directors has nominated the following seven persons for election as directors and recommends a vote "For" all of the nominees. To date no one has been nominated by anyone other than the board of directors.

Nominees: David E. Bailey, Geoffrey R. Bailey, Boyd E. Hoback, Dan W. James, II, Thomas P. McCarty, Richard J. Stark and Alan A. Teran

___ For All ___ Withheld for All

Withheld for the following only (write the nominee name(s) in the space below):

This proxy when properly executed will be voted in the manner directed by the undersigned.

If this proxy is properly executed but no voting directions are given, this proxy will be voted "For" all nominees for election of director.

This proxy also confers discretionary authority to the proxy to vote on any other matters that may properly be presented at the meeting. As of the date of the accompanying proxy statement, Good Times Restaurants did not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, this proxy will be voted in accordance with the recommendations of Good Times Restaurants management.

Shares Owned: Dated:

Signature of Shareholder

(sign exactly as name appears on certificate)

_________________________________

Signature if held jointly

Please sign exactly as your name appears above. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership or limited liability company, please sign in such name by an authorized person.

Please complete, date and sign this proxy card and return it promptly in the accompanying envelope.